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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant:	☐
Filed by a Party other than the Registrant	☑
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to Rule 14a-12
Motient Corporation
(Name of Registrant as Specified in Its Charter)
Highland Capital Management, L.P.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SEC 1913(04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

     On April 24, 2006, Highland Select Equity Fund, L.P. (“Highland Select”), filed a complaint in the Delaware Court of Chancery against Motient Corporation (the “Company”) to enforce its legal rights under Section 220 of the Delaware General Corporation Law. A copy of the complaint is attached hereto as Exhibit 2.
     On April 25, 2006, Highland Capital Management, L.P. (“Highland”) issued a press release relating to the Company. A copy of the press release is attached hereto as Exhibit 3.
     HIGHLAND STRONGLY ADVISES ALL SECURITY HOLDERS OF THE COMPANY TO READ ITS PROXY OR CONSENT STATEMENT WHEN AND IF IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY OR CONSENT SOLICITATION. INVESTORS CAN GET THE PROXY OR CONSENT STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, FOR FREE AT THE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ANY SUCH PROXY OR CONSENT STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, WILL BE AVAILABLE FOR FREE FROM THE PARTICIPANTS BY CONTACTING HIGHLAND’S SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885, OR BY COLLECT CALL AT (212) 929-5550.
     INFORMATION CONCERNING THE IDENTITY OF THE POTENTIAL PARTICIPANTS IN ANY SUCH POTENTIAL PROXY OR CONSENT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN EXHIBIT 1 HERETO. Security holders of the Company can also obtain information concerning the identity of the potential participants in any such potential proxy or consent solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free by contacting Highland’s solicitor, MacKenzie Partners, Inc., at its toll-free number: (800) 322-2885, or by collect call at (212) 929-5550.

2

EXHIBIT 1
POTENTIAL PARTICIPANTS
     The potential participants in any potential proxy or consent solicitation (the “Participants”) may include, and/or may be deemed to include, the following: Highland Capital Management, L.P. (“Highland”); Highland Capital Management Services, Inc. (“HCMS”); Highland Crusader Offshore Partners, L.P. (“Crusader”); Highland Crusader Fund GP, L.P. (“Crusader Fund GP”); Highland Crusader GP, LLC (“Crusader GP”); Highland Equity Focus Fund, L.P. (“HEFF”); Highland Equity Focus Fund GP, L.P. (“HEFF Fund GP”); Highland Equity Focus GP, LLC (“HEFF GP”); Highland Legacy Limited (“Legacy”); Highland Select Equity Fund, L.P. (“HSEF”); Highland Select Equity Fund GP, L.P. (“HSEF Fund GP”); Highland Select Equity GP, LLC (“HSEF GP”); PAMCO Cayman, Limited (“PAMCO”); Prospect Street High Income Portfolio, Inc. (“PSH”); Prospect Street Income Shares Inc. (“PSI”); Strand Advisors, Inc. (“Strand”); James D. Dondero (together with Highland, HCMS, Crusader, Crusader Fund GP, Crusader GP, HEFF, HEFF Fund GP, HEFF GP, Legacy, HSEF, HSEF Fund GP, HSEF GP, PAMCO, PSH, PSI, and Strand, the “Highland Parties” and each, a “Highland Party”); Charles Maynard; John J. Ray III; Steven S. Turoff; George A. Overstreet Jr.; and Niles K. Chura (together with Messrs. Maynard, Ray III, Turoff, Overstreet Jr., and Chura, the “Nominees” and each, a “Nominee”).
     Highland is a Delaware limited partnership and a registered investment adviser principally engaged in the business of acting as investment adviser to various entities, including Crusader, Legacy, PAMCO, PSH, and PSI. Pursuant to management agreements, Highland exercises all voting and dispositive power with respect to securities held by Crusader, HEFF, Legacy, HSEF, and PAMCO. Strand is a Delaware corporation principally engaged in the business of serving as the general partner of Highland. Strand is wholly owned by Mr. Dondero. Mr. Dondero is a citizen of the United States principally engaged in the business of serving as the President and a director of Strand. Mr. Dondero was a director of Motient Corporation (the “Company”). Mr. Dondero resigned as a director of the Company, effective as of February 14, 2006.
     HCMS is a Delaware corporation principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     Crusader is a Bermuda exempted limited partnership principally engaged in the business of purchasing, holding and selling securities for investment purposes. Crusader Fund GP is a Delaware limited partnership principally engaged in the business of serving as the general partner of Crusader. Crusader GP is a Delaware limited liability company principally engaged in the business of serving as the general partner of Crusader Fund GP. Crusader GP is wholly owned by Highland.
     HEFF is a Delaware limited partnership principally engaged in the business of purchasing, holding and selling securities for investment purposes. HEFF Fund GP is a Delaware limited partnership principally engaged in the business of serving as the general partner of HEFF. HEFF GP is a Delaware limited liability company principally engaged in the business of serving as the general partner of HEFF Fund GP. HEFF GP is wholly owned by Highland.
     Legacy is a Cayman Islands exempted limited liability company principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     HSEF is a Delaware limited partnership principally engaged in the business of purchasing, holding and selling securities for investment purposes. HSEF Fund GP is a Delaware limited partnership principally engaged in the business of serving as the general partner of HSEF. HSEF GP is a Delaware limited liability company principally engaged in the business of serving as the general partner of HSEF Fund GP. HSEF GP is wholly owned by Highland.
     PAMCO is a Cayman Islands exempted limited liability company principally engaged in the business of purchasing, holding and selling securities for investment purposes.

     PSH is a Maryland corporation and closed-end mutual fund registered under the Investment Company Act of 1940 principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     PSI is a Maryland corporation and closed-end mutual fund registered under the Investment Company Act of 1940 principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     Certain of the Participants hold direct or indirect interests in the Company as follows: PSH owns 1,155,224 shares of common stock; PSI owns 111,940 shares of common stock; Legacy owns 223,880 shares of common stock; PAMCO owns 223,880 shares of common stock; HSEF owns 119,283 shares of common stock (including 10,939 shares that may be acquired upon exercise of outstanding warrants); HEFF owns 1,518,779 shares of common stock (including 164,089 shares that may be acquired upon exercise of outstanding warrants and 54,545 shares that may be acquired upon conversion of outstanding preferred stock); HCMS owns 182,748 shares of common stock (all of which may be acquired upon conversion of outstanding preferred stock); Crusader owns 5,352,497 shares of common stock (including 912,514 shares that may be acquired upon exercise of outstanding warrants and 2,345,694 shares that may be acquired upon conversion of outstanding preferred stock); Highland owns 117,281 shares of common stock (all of which may be acquired upon conversion of outstanding preferred stock); and James D. Dondero owns 18,814 shares of common stock. Highland and Strand (which serves as the general partner of Highland) may be deemed to beneficially own 8,822,764 shares of common stock. James D. Dondero, who serves as the sole director of Strand, may be deemed to beneficially own 9,024,326 shares of common stock. Crusader Fund GP (which serves as the general partner of Crusader) and Crusader GP (which serves as the general partner of Crusader Fund GP) may be deemed to beneficially own 5,352,497 shares of common stock (including 912,514 shares that may be acquired upon exercise of outstanding warrants and 2,345,694 shares that may be acquired upon conversion of outstanding preferred stock). HEFF Fund GP (which serves as the general partner of HEFF) and HEFF GP (which serves as the general partner of HEFF Fund GP) may be deemed to beneficially own 1,518,779 shares of common stock (including 164,089 shares that may be acquired upon exercise of outstanding warrants and 54,545 shares that may be acquired upon conversion of outstanding preferred stock). HSEF Fund GP (which serves as the general partner of HSEF) and HSEF GP (which serves as the general partner of HSEF Fund GP) may be deemed to beneficially own 119,283 shares of common stock (including 10,939 shares that may be acquired upon exercise of outstanding warrants).
     Niles K. Chura is an employee, officer, and/or director of one or more of the Highland Parties. Mr. Chura may participate in soliciting proxies from security holders of the Company in any potential proxy or consent solicitation. Mr. Chura does not beneficially own any interest in any securities of the Company and would not be expected to receive any special compensation in connection with any such solicitation.
     Except as otherwise disclosed herein, Charles Maynard, John J. Ray III, Steven S. Turoff, George A. Overstreet Jr., and Niles K. Chura have no direct or indirect interests, by security holdings or otherwise, required to be disclosed herein, except each such person’s interest in being nominated and elected as a director of the Company.
     In addition, the Highland Parties and the Nominees and certain of their respective affiliates may each be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), which group beneficially owns 9,024,326 shares of common stock (including shares that may be acquired upon exercise of outstanding warrants and shares that may be acquired upon conversion of outstanding preferred stock), representing approximately 14.4% of the shares of common stock outstanding as of the date hereof. However, neither this filing nor anything contained herein shall be construed as an admission that any Highland Party or any Nominee is, for any purpose, the beneficial owner of any securities covered by this filing, except as otherwise provided herein.

Exhibit 2
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

HIGHLAND SELECT EQUITY FUND, L.P.,	)
a Delaware limited partnership,	)
)
Plaintiff,	)
)
v.	) C.A. No.
)
MOTIENT CORPORATION, a Delaware	)
corporation,	)
)
Defendant.	)
)
COMPLAINT
     Plaintiff Highland Select Equity Fund, L.P. (“Highland”), by and through its undersigned counsel, upon knowledge as to itself and upon information and belief as to all other matters, alleges for its complaint as follows:
Nature of the Action
     1. This is an action brought pursuant to Section 220(b) of the General Corporation Law (“Section 220”) to compel defendant Motient Corporation (“Motient” or the “Company”) to make available to Highland for inspection certain books and records of Motient. Highland seeks to inspect those books and records so that it can (i) investigate the deficiencies and material weaknesses in Motient’s internal controls which, among other things, led to recent restatements of the Company’s 2005 financial statements, (ii) assess possible mismanagement, breaches of fiduciary duty, and improper influence and conduct regarding Motient, its officers and directors, and related parties, (iii) evaluate the adequacy of certain investigations performed by the Company’s Audit Committee, (iv) investigate compensation and employment arrangements with Motient officers and employees, (v) investigate the circumstances surrounding a failed roll-up transaction, (vi) evaluate potential corrective measures relating to the forgoing matters, and (vii) communicate with stockholders with respect to Motient’s 2006 annual meeting. All of these purposes are proper under Delaware law and reasonably related to Highland’s interest as a Motient stockholder.
     2. Motient responded to Highland’s request outside of the five business day period required by Section 220 and refused all access to the Company’s books and records. As of the date of the filing of this complaint, Motient has not produced any of the requested books and records. Motient’s refusal is a plain effort to conceal management’s problems and entrench its current board of directors by obstructing Highland’s desire to elect new directors at the Company’s upcoming 2006 annual meeting of stockholders. In this action, Highland seeks to enforce its clear right under Delaware law to inspect Motient’s books and records for the proper purposes set forth in its request.
The Parties
     3. Highland is a Delaware limited partnership with its principal place of business at Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240. Highland is the record owner of 108,344 shares of Motient’s common stock. Highland and its affiliates collectively own approximately 14% of Motient’s outstanding common stock at an estimated value of $230 million.
     4. Defendant Motient is a public Delaware corporation with its principal place of business at 300 Knightsbridge Parkway, Lincolnshire, Illinois 60069. The members of Motient’s current board of directors are Steven G. Singer, Gerald S. Kittner, Barry A.

Williamson, Jonelle St. John, Raymond L. Steele, C. Gerald Goldsmith, David Grain, David Meltzer, and Jacques Leduc. According to public filings, the Motient board of directors and its top executive, Christopher W. Downie, collectively own less than 1% of Motient’s outstanding common stock.
Background
     5. Motient has been plagued with problems for years under its current management. Motient’s problems have caused it to struggle financially, as revenue has notably declined for four consecutive years and the Company now is experiencing significant losses. Motient’s newest problems were just disclosed to Highland on March 30, 2006, in the Company’s 2005 annual report filed on Form 10-K (the “2005 10-K”).
     6. Motient repeatedly has identified certain deficiencies and material weaknesses in the Company’s internal controls over financial reporting. The severity of these inadequacies in 2005 led Motient to once again restate significant portions of its consolidated financial statements. Specifically, Motient has restated financial statements and amended each Form 10-Q for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005. Among the various reasons for the restatements were Motient’s failure to properly reflect certain stock compensation expenses and other equity interests. These restatements have been significant. For example, the restated financial statements for the nine-month period ended September 30, 2005, increased Motient’s net losses for such period from $69 million to $77 million. The deficiencies and material weaknesses in Motient’s internal controls have concealed the Company’s true and accurate financial situation and have misled its stockholders. Despite these glaring problems, Motient announced lucrative compensation arrangements and amended and restated employment agreements with many of its top executives, including those directly responsible for the Company’s improper financial reporting and controls. The 2005 10-K disclosed nearly $18 million in bonuses awarded during 2005, despite the fact that Motient earned little more than $13 million of revenue in the same period.
     7. Motient’s problems go beyond its financial reporting woes and deteriorating balance sheets. Together with its affiliates, Highland is Motient’s largest stockholder and has become alarmed at the problems permeating the Company’s strategic and day-to-day management and direction. In the 2005 10-K, for example, the Company reported that due to declining revenues and customer base, it was forced to reduce the value of certain licenses from $18.4 million to zero. The 2005 10-K also announced that the Company intends to focus on a new satellite communications business, despite the Company’s express admission of its “limited experience” in that complex area. This revelation, furthermore, was made to stockholders nearly two months after the Company inexplicably announced that a proposed roll-up transaction of one of Motient’s two primary assets had failed. The proposed roll-up transaction, announced in September 2005 and withdrawn after protests from Highland affiliates, would have benefited greatly incumbent management and their affiliates to the detriment and grossly unfair dilution of the Company’s stockholders. Notably, Motient never explained its valuation of the subsidiary or its diligence review of the transaction.
     8. The 2005 10-K also evidenced a pattern of inept management by disclosing that the Company recently determined that it inadvertently may have become an “investment company” under the Investment Company Act of 1940, as amended. Whether Motient is an “investment company” is of material concern and importance to

Highland because it could subject Motient to civil and criminal penalties, void certain of the Company’s contracts, and prohibit the Company from engaging in certain lines of business that may be material to it and its stockholders.
     9. Motient also has exhibited a consistent pattern of highly suspicious and financially dubious transactions with related parties. Specifically, Motient has hired consulting and investment banking firms managed by individuals who have personal relationships with certain Motient directors. These firms are paid fees grossly in excess of market rates, but it is entirely unclear what services these firms actually provide to Motient. Also, notwithstanding the liquidity problems faced by other Motient stockholders in trading on “pink sheets,” the Motient board of directors has selectively repurchased shares of the Company’s common stock from certain directors and other insiders. In addition, Motient appears to have intimate business and operating relationships with Gary Singer, the brother of Motient’s Chairman and a convicted felon whose white-collar criminal activities and securities law violations landed him a lifetime ban from serving as an officer or director of a public company. Given Motient’s financial underperformance, the magnitude of related party transactions is of particular concern. Last month, Highland learned through the 2005 10-K that Motient incurred expenses of $13,051,000 for related parties transactions and services, compared to only $13,824,00 in total revenue, for the year ended December 31, 2005.
     10. In response to Motient’s continuing problems, a Highland affiliate has announced its intention of nominating a full slate of directors for election to the Motient board at the Company’s 2006 annual stockholders meeting. On February 14, 2006, Highland’s affiliate made a demand on Motient to inspect the Company’s stockholder list. On February 23, 2006, Highland’s affiliate named five director-nominees to be considered by the stockholders for election at the upcoming annual stockholders meeting. Highland is preparing for this proxy contest and intends to use the requested information to communicate with stockholders with respect to Motient and its business.
The 220 Letter
     11. By letter dated April 12, 2006, Highland caused to be delivered to Motient at its registered agent in Delaware by hand delivery, a written demand letter executed under oath (the “220 Letter”). The 220 Letter requested access for Highland and its agents to inspect certain of Motient’s books and records. A true and correct copy of the 220 Letter is attached hereto as Exhibit A and incorporated by reference herein.
     12. The 220 Letter went to great lengths to explain the proper purposes and requests included therein. The proper purposes set forth in the 220 Letter include:
a.	to investigate the deficiencies and material weaknesses in the Company’s internal controls described by the Company in its Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2006;

b.	to investigate the deficiencies in the design and implementation of the Company’s internal controls over financial reporting that resulted in the Company restating its consolidated financial statements for the quarterly reporting periods in fiscal 2005 as described by the Company in the 2005 10-K;

c.	to investigate possible mismanagement, breaches of fiduciary duty, and improper influence and conduct with respect to the relationships, transactions and dealings between and among the Company, its directors, senior management, and advisors (including, without limitation, (a) Capital & Technology Advisors, Inc., and its affiliate Communications Technology Advisors LLC, and their respective subsidiaries, (b) Tejas Incorporated, its subsidiary Tejas Securities Group, Inc., and their respective subsidiaries (collectively “Tejas”), (c) Jared E. Abbruzzese, a former Motient director, (d) Gary A. Singer, the brother of Motient Chairman Steven Singer, (e) Rajendra Singh, a significant Motient stockholder, (f) Christopher W. Downie, Executive Vice President, Chief Operating Officer and Treasurer of the

Company, (g) any and all of their affiliates, including but not limited to, Niskayuna Development LLC, Romulus Holdings, Inc., The Singer Children’s Management Trust and Starrett Consulting LLC and (h) any “related party” to the Company, whether or not such related party is appropriately identified or described in the Company’s filings with the SEC;

d.	to investigate (a) possible mismanagement, breaches of fiduciary duty, and improper influence and conduct in connection with the matters that were the subject of the supposed investigation into the Company’s directors, Tejas and other Company advisors conducted by the Board of Directors of the Company’s Audit Committee, (b) the adequacy of this investigation and (c) whether the Audit Committee’s alleged investigation into allegations raised by the plaintiff in Highland Legacy Limited v. Steven G. Singer, et. al, C.A. No. 1566-N was conducted (1) by independent and disinterested directors, (2) by independent legal counsel that was not conflicted, (3) in good faith and (4) using reasonable procedures;

e.	to investigate compensation arrangements and amended and restated employment agreements (including applicable change in control and change in director provisions) and all amendments thereto with and between, the Company and (a) Mr. Downie, Executive Vice President, Chief Operating Officer and Treasurer of the Company, (b) Myrna J. Newman, Vice President, Controller and Chief Accounting Officer of the Company, (c) Robert Macklin, Vice President, General Counsel and Secretary of the Company, and (d) any other officer of the Company whose employment agreement was not properly filed with or disclosed to the SEC;

f.	to investigate the circumstances surrounding the Failed Roll-Up (as such term is defined in Section III of the 220 Letter), including (a) the conduct and procedures utilized by the Board, any committee thereof, and any advisors retained by the Company, the Board or any committee thereof and (b) the due diligence or other procedures utilized or proposed to be utilized in determining the valuation numbers utilized by the Company in the Failed Roll-Up;

g.	to utilize the information obtained through the inspection of the Company’s books and records to evaluate possible litigation or other corrective measures with respect to certain or all of these matters; and

h.	to communicate with other stockholders regarding matters relating to their interests as stockholders, so that stockholders may effectively address any mismanagement or improper conduct, including, without limitation, by considering changes to the composition of the Board at the upcoming annual meeting of the Company’s stockholders.

     13. All of these purposes are proper purposes that are reasonably related to Highland’s status as a stockholder of Motient for the inspection of the items identified in the 220 Letter.
Motient’s Denial of Highland’s Rights Under Section 220
     14. Motient did not respond to Highland’s 220 Letter within five business days as required by Section 220. On the sixth business (eighth calendar) day after the 220 Letter was delivered to the Company’s registered agent, Motient released a terse, three-page letter summarily refusing each and every one of Highland’s requests to inspect Motient’s books and records (the “Refusal Letter”).
     15. The grounds proffered in the Refusal Letter for rejecting Highland’s demand to inspect Motient’s books and records are impermissible reasons that cannot be used to deny Highland’s access to information about the Company. In particular, the Refusal Letter makes no recognition of the fact that Highland intends to use the requested information to communicate with stockholders with respect to Highland’s initiatives at the upcoming 2006 annual meeting of stockholders to replace completely the current board of directors and management. Also, it fails to recognize that a significant number of the 220 Letter’s requests were prompted by the recent public disclosures in the 2005 10-K, which was filed on March 30, 2006.
     16. The Refusal Letter is an obvious attempt to conceal Motient’s financial condition and mismanagement. It is also a clear attempt by the Motient board of directors to entrench themselves by impeding Highland’s efforts to nominate and elect new directors. By denying all of Highland’s requests in the 220 Letter, Motient has displayed an absolute disregard of its obligations and Highland’s rights under Delaware law.
Count I
     17. Plaintiff repeats and realleges the allegations set forth above as if fully set forth herein.
     18. Highland has complied with the requirements of Section 220(b) with respect to the form and manner of making a demand for inspection and copying of the books and records of Motient.
     19. Highland’s purposes for requesting the demanded materials are proper purposes, reasonably related to its interest as a stockholder of Motient.
     20. Motient has failed to provide to Highland any of the materials requested in the 220 Letter. Motient has made expressly clear in the Refusal Letter that it has no intention of complying with Section 220 and that it will continue to obstruct Highland’s attempts to access Motient’s books and records.
     21. For the foregoing reasons, Highland is entitled to inspect and make copies and abstracts of the demanded books and records that Motient has failed to provide.
     22. Highland has no adequate remedy at law.
     WHEREFORE, Highland respectfully requests that this Court enter an Order pursuant to 8 Del. C. § 220(b):
     a. Summarily directing Motient to permit Highland to inspect and make copies of the books and records as requested in the 220 Letter or, alternatively, directing Motient to provide Highland with copies of the books and records requested;

     b. Awarding Highland its costs, fees and expenses, including reasonable attorneys’ fees; and
     c. Granting Highland such other and further relief as the Court deems just and proper.

/s/ Kevin G. Abrams

Of Counsel:	Kevin G. Abrams (#2375)
A. Thompson Bayliss (#4379)
Layne E. Kruse	Abrams & Laster LLP
Gerard G. Pecht	1521 Concord Pike, Suite 303
Fulbright & Jaworski L.L.P.	Wilmington, Delaware 19803
1301 McKinney, Suite 5100	(302) 778-1000
Houston, Texas 77010
(713) 651-5151	Attorneys for Plaintiff

Dated: April 24, 2006

Exhibit 3

Investor Contact:	Media Contact:
Larry Dennedy/Bob Sandhu	Denise DesChenes/Kara Findlay
MacKenzie Partners, Inc.	Citigate Sard Verbinnen
212-929-5500	(212) 687-8080
HIGHLAND CAPITAL ASKS DELAWARE COURT TO COMPEL MOTIENT
TO COMPLY WITH STOCKHOLDER INFORMATION REQUEST
Calls on Fellow Stockholders to Replace Motient’s Directors
     DALLAS, TX, April 25, 2006 — Highland Capital Management, L.P. today announced that one of its affiliates, Highland Select Equity Fund, L.P. (“Highland”), has filed a complaint in the Delaware Court of Chancery due to the express refusal of Motient Corporation (PINK:MNCP) to comply with Highland’s stockholder request for certain information made pursuant to Section 220 of the Delaware General Corporation Law. Highland Capital is Motient’s largest stockholder, owning approximately 14% of its common stock.
     The filing of the complaint follows the April 12, 2006, submission by Highland of a letter demanding, in accordance with its rights under Delaware law, that Motient produce its books and records on a variety of topics relating to Motient’s financial performance and certain other areas of concern. Under Delaware law, Motient was required to respond and make arrangements to produce the requested materials by April 19, 2006. However, on April 20, 2006, Motient notified Highland that it was refusing to provide any of the requested information. As a result, Highland filed the complaint to enforce its legal rights under Section 220.
     Highland said, “By refusing to provide this important information, Motient is continuing to stonewall its stockholders. Stockholders, regardless of the size of their investment, have the right to know what is going on at the company they own. If Motient’s Board and management have nothing to hide, they should produce the requested materials. Disclosures in Motient’s recently filed Form 10-K and restated financials for the first three quarters of 2005 only deepen our concerns about the gross mismanagement at Motient. We believe Motient is suffering from poor operating performance, conceded financial reporting deficiencies, recurring execution and management oversight problems, and extensive Board and management self-dealing and conflicts of interest. We call on our fellow stockholders to support our slate of highly qualified, principled and independent nominees to replace Motient’s current directors at the 2006 meeting of stockholders. Motient stockholders deserve to have representatives on Motient’s Board who will properly represent and protect the interests of all stockholders.”
     Highland Capital believes Motient is being mismanaged as evidenced by the following:
•	Poor operating performance. Motient has reported declining year-over-year revenues for the past four years, a greater than 130% increase in selling, general and administrative expenses for the year ended December 31, 2005 as compared to each of the years ended December 31, 2003 and 2004, and a net loss for the year ended December 31, 2005, of $158.4 million on revenues of $13.8 million, down from revenues of $36.9 million and $54.5 million for the years ended December 31, 2004 and 2003, respectively.

•	Significant financial reporting deficiencies. Motient has repeatedly identified certain deficiencies and material weaknesses in the internal controls over its financial reporting, and amended three of its quarterly reports filed with the SEC for the fiscal year 2005 to restate financial information.

•	Questionable execution and management. In its recently filed Form 10-K, Motient makes reference to management having “limited experience running a satellite communications business,” and admits to issuing non-voting preferred shares in conflict with its corporate charter, which violates the Delaware General Corporation Law. The Motient Board and management also supported a failed roll-up transaction that would have substantially undermined existing Motient stockholders’ value, only later admitting the transaction structure would “need to be modified.”

•	Extensive Board self-dealing and conflicts of interest. In recent public filings, Motient makes references to numerous related-party transactions between the company and its directors and officers, on one hand, and entities in which Motient’s directors and officers have interests or serve as officers, directors or consultants, on the other hand. In its Form 10-K, Motient disclosed $13.1 million of expenses for related party transactions and services, and nearly $18.0 million in total stock-based employee compensation expense, compared with only $13.8 million in total revenue, for the year ended December 31, 2005. These related-party transactions, as well as certain Motient officers’ compensation and Motient advisor fee structures, point to severe conflicts of interest and raise serious questions about the independence of Motient’s directors and officers and whether Motient’s directors and management are complying with their fiduciary duties and acting in the best interests of Motient stockholders.
     Highland’s demand letter to Motient detailed at great length a number of the facts causing its serious concerns. The request sought information from Motient in order to investigate:
•	Deficiencies and material weaknesses in Motient’s internal controls, as described in its Form 10-K for the year ended December 31, 2005.

•	Deficiencies in the design and implementation of Motient’s internal controls over financial reporting that resulted in the restatement of financial statements for the quarterly reporting periods in fiscal 2005 as described in Motient’s Form 10-K.

2

•	Possible mismanagement, breaches of fiduciary duty and improper influence and conduct with respect to the relationships, transactions and dealings between and among Motient, its directors, senior management and advisors.
•	Possible mismanagement, breaches of fiduciary duty, and improper influence and conduct in connection with the matters that were the subject of the supposed investigation into Motient’s directors, Tejas Incorporated and its subsidiaries and affiliates, and other Motient advisors conducted by Motient’s Audit Committee; the adequacy of this investigation; and whether the Audit Committee’s alleged investigation into allegations raised by the plaintiff in Highland Legacy Limited v. Steven G. Singer, et. al, C.A. No. 1566-N was conducted by independent and disinterested directors, by independent legal counsel that was not conflicted, in good faith, and using reasonable procedures.

•	Compensation arrangements and amended and restated employment agreements (including applicable change in control and change in director provisions) and all amendments thereto with and between Motient and each of Christopher W. Downie, Executive Vice President, Chief Operating Officer and Treasurer; Myrna J. Newman, Vice President, Controller and Chief Accounting Officer; Robert Macklin, Vice President, General Counsel and Secretary; and any other officer of Motient whose employment agreement was not properly filed with or disclosed to the SEC.

•	The circumstances surrounding the failed roll-up transaction proposed by Motient in 2005, including the conduct and procedures utilized by the Board, any committee thereof, and any advisors retained by Motient, the Board or any committee thereof and the due diligence or other procedures utilized or proposed to be utilized in determining the valuation numbers utilized by Motient in the failed transaction.
     Highland will utilize the information obtained through the inspection of Motient’s books and records to evaluate potential corrective measures with respect to certain or all of these matters and to communicate with other stockholders regarding matters relating to their interests as stockholders, so that stockholders may effectively address any mismanagement or improper conduct, including, without limitation, changes to the composition of the Motient Board at the upcoming annual meeting of Motient’s stockholders. Highland believes all of these purposes for the inspection are proper under Delaware law.
     Highland’s demand letter to Motient was attached to a schedule 13D/A and filed with the Securities and Exchange Commission on April 13, 2006. The related complaint filed yesterday with the Delaware Court of Chancery is attached to a schedule 13D/A and will be filed with the Securities and Exchange Commission today.

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About Highland Capital Management, L.P.
     Based in Dallas, Texas with offices in New York and London, Highland Capital Management, L.P. is an SEC-registered investment adviser specializing in credit and alternative investment investing. Highland Capital currently manages over $20 billion in leveraged loans, high yield bonds, structured products and other assets for banks, insurance companies, pension plans, foundations, and high net worth individuals.
HIGHLAND CAPITAL STRONGLY ADVISES ALL SECURITY HOLDERS OF MOTIENT TO READ ITS PROXY OR CONSENT STATEMENT WHEN AND IF IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY OR CONSENT SOLICITATION. INVESTORS CAN GET THE PROXY OR CONSENT STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, ANY SUCH PROXY OR CONSENT STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, WHEN AND IF AVAILABLE, WILL BE AVAILABLE FOR FREE FROM THE PARTICIPANTS BY CONTACTING HIGHLAND CAPITAL’S SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885, OR BY COLLECT CALL AT (212) 929-5550.
INFORMATION CONCERNING THE IDENTITY OF THE POTENTIAL PARTICIPANTS IN ANY SUCH POTENTIAL PROXY OR CONSENT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 14A FILED BY HIGHLAND CAPITAL WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2006 WITH RESPECT TO MOTIENT. THAT SCHEDULE 14A IS CURRENTLY AVAILABLE FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEB SITE. Security holders of Motient can also obtain information concerning the identity of the potential participants in any such potential proxy or consent solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free by contacting Highland Capital’s solicitor, MacKenzie Partners, Inc., at its toll-free number: (800) 322-2885, or by collect call at (212) 929-5550.
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